Exhibit 10.5

AMERI HOLDINGS, INC.
100 Menlo Park Drive
Edison, New Jersey 08837
May 26, 2015

Mr. Srinidhi “Dev” Devanur
100 Menlo Park Drive
Edison, New Jersey 08837

Dear Srinidhi:

This letter will confirm the terms of your employment by AMERI Holdings, Inc. (formerly Spatializer Audio Laboratories, Inc.), a Delaware corporation (the “Company”).  This employment letter is being entered into by us contemporaneously with the execution of the Agreement of Merger and Plan of Reorganization, dated as of the date hereof, among the Company, Ameri100 Acquisition, Inc. and Ameri and Partners Inc. (the “Merger Agreement”).

1.	TITLE

You shall be employed by the Company as its Executive Vice Chairman of the Board.

2.	SALARY

Your salary shall be $120,000 per year, payable in bi-weekly installments.  Your bonus will be $50,000 per year, at the discretion of the Company’s Board of Directors.

3.	TERM

The term of your employment shall be three (3) years, beginning immediately following the Closing (as defined in the Merger Agreement).

4.	EQUITY INCENTIVE AWARD PLAN

The Company has established the 2015 Equity Incentive Award Plan in which you will be eligible to participate.  The number of stock options or other securities awarded to you, if any, and the terms thereof will be determined by the Company’s Board of Directors (or Compensation Committee, when established).

5.	TERMINATION

If, during the term of your employment, (a) you are terminated by the Company other than for “Cause” (as defined below), or (b) you resign for “Good Reason” (as defined below), then you will continue to receive for a period of one year following such termination your then current salary payable on the same basis as you were then being paid.

“Cause” means:

(i)           deliberate refusal or deliberate failure to carry out any reasonable order, consistent with your position, of the Board of Directors of the Company after reasonable written notice from such persons; (ii) a material and willful breach of this employment letter, the Confidentiality and Non-Competition Agreement referenced below or similar agreements with the Company or any of its subsidiaries; (iii) gross negligence or willful misconduct in the execution of the your assigned duties as an employee; (iv) engaging in repeated intemperate use of alcohol or drugs; or (v) conviction of a felony or other serious crime.

“Good Reason” means:

(i)           you shall have been assigned duties materially inconsistent with your position; (ii) your salary is reduced more than 15% below its then current level; or (iii) material benefits and compensation plans then currently in existence are not continued in effect for your benefit.

You will not be terminated by the Company for any reason except upon thirty (30) days prior written notice.

6.	RESPONSIBILITIES

Your responsibilities and duties shall be those ordinarily possessed by the Executive Vice Chairman of the Board of a publicly-traded company.

7.	CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

You will be required to execute the Company’s standard form of Confidentiality and Non-Competition Agreement, a copy of which is included with this letter.  Such Confidentiality and Non-Competition Agreement, which is hereby incorporated into this letter agreement as if set forth herein in its entirety, forms part of the consideration given by you for the Company entering into this employment letter with you.

8.	GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., as applied to agreements whose only parties are residents of such state and which are to be performed entirely within such state.

9.	COUNTERPARTS

This agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

Very truly yours,

AMERI HOLDINGS, INC.

By:	/s/ Giri Devanur
	Name:	Giri Devanur
	Title:	President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Srinidhi “Dev” Devanur
Srinidhi “Dev” Devanur